Exhibit 99.1
1 Fountain Square
Chattanooga, TN 37402
www.unum.com

FOR IMMEDIATE RELEASE

news	Contacts
	INVESTORS	Tom White	423 294 8996
		Matt Barnett	423 294 7498

	MEDIA	Jim Sabourin	423 294 6300

Unum Group Reports Third Quarter 2015 Results

CHATTANOOGA, Tenn. (October 28, 2015) - Unum Group (NYSE: UNM) today reported net income of $203.8 million ($0.83 per diluted common share) for the third quarter of 2015, compared to net income of $219.1 million ($0.86 per diluted common share) for the third quarter of 2014.
After-tax operating income, which excludes after-tax realized investment gains and losses on the Company’s investment portfolio and the amortization of prior period actuarial losses on the Company’s pension plans, was $223.0 million ($0.91 per diluted common share) in the third quarter of 2015, compared to $219.1 million ($0.86 per diluted common share) in the third quarter of 2014. The combined impact of the amounts excluded resulted in a net after-tax loss of $19.2 million ($0.08 per diluted common share) for the third quarter of 2015, compared to an immaterial net amount and no impact to per diluted common share earnings in the third quarter of 2014.
“We had a very good third quarter, highlighted by continued growth in our core business segments, combined with strong profit margins,” said Richard P. McKenney, president and chief executive officer.  “These results continue to drive strong capital generation which we actively redeployed in the third quarter through investing in organic growth, acquiring an attractive dental business for our U.K. operations, and returning capital to our shareholders through share repurchases and dividends.”
Effective January 1, 2015, the Company adopted an accounting standards update for tax credit partnership investments in qualified affordable housing projects (ASU 2014-01) and applied the amendments retrospectively, adjusting all prior periods presented in this release, as applicable.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

RESULTS BY SEGMENT
Unum US Segment
Unum US reported operating income of $218.7 million in the third quarter of 2015, an increase of 3.1 percent from $212.1 million in the third quarter of 2014. Premium income for the segment increased 6.8 percent to $1,241.8 million in the third quarter of 2015, compared to premium income of $1,162.7 million in the third quarter of 2014. Net investment income for the segment was $214.3 million in the third quarter of 2015 and $214.4 million in the third quarter of 2014.
Within the Unum US operating segment, the group disability line of business reported a 3.2 percent increase in operating income, with $70.8 million in the third quarter of 2015 compared to $68.6 million in the third quarter of 2014. Premium income in group disability increased 7.9 percent to $567.5 million in the third quarter of 2015, compared to $526.0 million in the third quarter of 2014, primarily due to favorable persistency in the group long-term disability product line, sales growth, and premium rate increases. Net investment income declined by 2.5 percent to $121.7 million in the third quarter of 2015, compared to $124.8 million in the third quarter of 2014, primarily due to a decrease in the level of invested assets supporting this line of business and a decline in yields. The benefit ratio for the third quarter of 2015 was 80.5 percent, compared to 82.1 percent in the third quarter of 2014, reflecting lower new claim incidence levels and higher claim recoveries in the group long-term disability line. Group long-term disability sales increased 22.5 percent to $34.3 million in the third quarter of 2015, compared to $28.0 million in the third quarter of 2014. Group short-term disability sales declined 2.6 percent to $15.2 million in the third quarter of 2015, compared to $15.6 million in the third quarter of 2014. Persistency in the group long-term disability line of business improved to 92.1 percent for the first nine months of 2015, compared to 90.2 percent for the first nine months of 2014. Persistency in the group short-term disability line of business was 87.9 percent for the first nine months of 2015, compared to 88.9 percent for the same period of 2014.
The group life and accidental death and dismemberment line of business reported operating income of $60.2 million in the third quarter of 2015, a decline of 2.6 percent from $61.8 million in the third quarter of 2014, reflecting less favorable benefits experience, which offset an increase in premium income. Premium income for this line of business increased 5.8 percent to $368.6 million in the third quarter of 2015, compared to $348.3 million in the third quarter of 2014, primarily due to sales growth, partially offset by a decline in persistency. Net investment income increased by 2.7 percent to $34.7 million in the third quarter of 2015, compared to $33.8 million in the third quarter of 2014, primarily due to an increase in the level of invested assets supporting this line of business, partially offset by a decline in yields. The benefit ratio in the third quarter of 2015 was 71.0 percent, compared to 70.0 percent in the third quarter of 2014, reflecting a higher average paid claim size. Sales of group life and accidental death and dismemberment products increased 1.5 percent in the third quarter of 2015 to $34.1 million, compared to $33.6 million in the third quarter of 2014. Persistency in the group life line of business was 88.5 percent for the first nine months of 2015, compared to 89.8 percent for the same period of 2014.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	2

The supplemental and voluntary line of business reported an increase of 7.3 percent in operating income to $87.7 million in the third quarter of 2015, compared to $81.7 million in the third quarter of 2014. Premium income for supplemental and voluntary increased 6.0 percent to $305.7 million in the third quarter of 2015, compared to $288.4 million in the third quarter of 2014. Net investment income increased slightly to $57.9 million in the third quarter of 2015, compared to $55.8 million in the third quarter of 2014, due to an increase in the level of invested assets and higher miscellaneous investment income, partially offset by a decline in yields. The interest adjusted loss ratio for the individual disability product line was 31.4 percent for the third quarter of 2015, compared to 31.1 percent for the third quarter of 2014. The benefit ratio for voluntary benefits improved to 45.8 percent in the third quarter of 2015, compared to 47.1 percent in the third quarter of 2014, due primarily to favorable mortality experience in the life product line and favorable claim incidence in the accident product line. Relative to the third quarter of 2014, sales in the individual disability line of business increased 47.2 percent in the third quarter of 2015 to $21.2 million. Sales in the voluntary benefits line of business increased 0.2 percent in the third quarter of 2015 to $46.2 million. Persistency in the individual disability product line was 90.2 percent for the first nine months of 2015, compared to 89.9 percent for the same period of 2014. Persistency in the voluntary benefits product line was 75.3 percent for the first nine months of 2015, compared to 77.7 percent for the first nine months of 2014.
Unum UK Segment
Unum UK reported operating income of $32.7 million in the third quarter of 2015, a decline of 2.4 percent from $33.5 million in the third quarter of 2014. In local currency, operating income increased by 5.0 percent to £21.1 million in the third quarter of 2015, compared to £20.1 million in the third quarter of 2014.
Premium income declined 5.2 percent to $144.6 million in the third quarter of 2015, compared to $152.6 million in the third quarter of 2014. In local currency, premium income was £93.3 million in the third quarter of 2015, an increase of 2.0 percent from £91.5 million in the third quarter of 2014. Net investment income declined to $28.0 million in the third quarter of 2015, compared to $34.4 million in the third quarter of 2014. In local currency, net investment income declined 12.1 percent to £18.1 million in the third quarter of 2015, compared to £20.6 million in the third quarter of 2014, primarily due to lower income from inflation index-linked bonds. The benefit ratio in the third quarter of 2015 was 67.8 percent, compared to 70.7 percent in the third quarter of 2014, reflecting favorable claims experience resulting from lower new claim incidence and higher claim recoveries in the group long-term disability line.
Persistency in the group long-term disability line of business was 88.5 percent for the first nine months of 2015, generally consistent with the first nine months of 2014. Persistency in the group life line of business improved to 80.6 percent for the first nine months of 2015, compared to 73.3 percent for the first nine months of 2014. Sales declined 7.9 percent to $19.7 million in the third quarter of 2015, compared to $21.4 million in the third quarter of 2014. In local currency, sales for the third quarter of 2015 were stable at £12.8 million.
On September 3, 2015, we acquired National Dental Plan Limited and associated companies (National Dental) for a total cash purchase price of £35.9 million or $54.3 million. National Dental, a provider of dental

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	3

insurance in the U.K. workplace, is reported in our Unum UK segment as part of our supplemental product line. This acquisition, the results of which are included in our consolidated financial statements for the period subsequent to the date of acquisition, did not have a material impact on revenue or results of operations during the third quarter of 2015.
Colonial Life Segment
Colonial Life reported a 7.5 percent increase in operating income to $76.3 million in the third quarter of 2015, compared to $71.0 million in the third quarter of 2014.
Premium income for the third quarter of 2015 increased 4.3 percent to $333.1 million, compared to $319.4 million in the third quarter of 2014, driven by sales growth in recent quarters, partially offset by a decline in persistency in the accident, sickness, and disability and cancer and critical illness product lines. Net investment income increased 1.1 percent to $35.9 million in the third quarter of 2015, compared to $35.5 million in the third quarter of 2014, due to an increase in the level of invested assets, partially offset by a decrease in yield. The benefit ratio in the third quarter of 2015 was 51.2 percent, compared to 52.7 percent in the third quarter of 2014, primarily reflecting favorable mortality experience in the life product line and the release of active life reserves in various product lines related to policy terminations.
Sales increased 11.1 percent to $95.3 million in the third quarter of 2015 from $85.8 million in the third quarter of 2014, with favorable sales trends in both the commercial and public sector market segments.
Closed Block Segment
The Closed Block segment reported operating income of $27.7 million in the third quarter of 2015, compared to $25.7 million in the third quarter of 2014.
Premium income for this segment declined 3.6 percent in the third quarter of 2015 compared to the third quarter of 2014, primarily due to expected policy terminations and maturities for the individual disability line of business, partially offset by a slight increase in premium income for the long-term care line of business due primarily to rate increases on in-force business. Net investment income increased 3.2 percent to $327.5 million in the third quarter of 2015, compared to $317.2 million in the third quarter of 2014, due to an increase in the level of invested assets and higher miscellaneous investment income, partially offset by a decrease in yield. The interest adjusted loss ratio for the individual disability line of business was 80.8 percent in the third quarter of 2015, compared to 82.3 percent in the third quarter of 2014, due primarily to favorable claim incidence. The interest adjusted loss ratio for the long-term care line of business was 89.9 percent in the third quarter of 2015 compared to 88.5 percent in the third quarter of 2014, reflecting higher claim incidence and lower claim recoveries.
Corporate Segment
The Corporate segment reported an operating loss of $26.9 million for the third quarter of 2015, compared to an operating loss of $25.1 million in the third quarter of 2014. The higher operating loss in the third quarter of 2015 was due primarily to lower net investment income.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	4

OTHER INFORMATION
Shares Outstanding
The Company’s average number of shares outstanding, assuming dilution, was 246.3 million for the third quarter of 2015, compared to 254.8 million for the third quarter of 2014. Shares outstanding totaled 243.4 million at September 30, 2015. During the third quarter of 2015, the Company repurchased approximately 3.2 million shares at a cost of $115 million.
Capital Management
At September 30, 2015, the weighted average risk-based capital ratio for the Company’s traditional U.S. insurance companies was approximately 400 percent, and cash and marketable securities in the holding companies equaled $484 million.
Book Value
Book value per common share as of September 30, 2015 was $35.25, compared to $36.58 at September 30, 2014.
Outlook
The Company continues to anticipate growth in after-tax operating earnings per share for full-year 2015 to be towards the lower end of the outlook range announced in December 2014 of two percent to five percent.
NON-GAAP FINANCIAL MEASURES
We analyze our performance using non-GAAP financial measures.  A non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.  The non-GAAP financial measures of "operating revenue," "before-tax operating income" or "before-tax operating loss," and "after-tax operating income" differ from total revenue, income before income tax, and net income as presented in our consolidated operating results and income statements prepared in accordance with GAAP due to the exclusion of net realized investment gains and losses, non-operating retirement-related gains or losses, and certain other items as specified in the reconciliations in the Financial Highlights section below.  We believe operating revenue and operating income or loss are better performance measures and better indicators of the revenue and profitability and underlying trends in our business.
Realized investment gains or losses depend on market conditions and do not necessarily relate to decisions regarding the underlying business of our segments.  Our investment focus is on investment income to support our insurance liabilities as opposed to the generation of realized investment gains or losses.  Although we may experience realized investment gains or losses which will affect future earnings levels, a long-term focus is necessary to maintain profitability over the life of the business since our underlying business is long-term in nature, and we need to earn the interest rates assumed in calculating our liabilities.
The amortization of prior period actuarial gains or losses, a component of the net periodic benefit cost for our pensions and other postretirement benefit plans, is driven by market performance as well as plan amendments and is not indicative of the operational results of our businesses.  We believe that excluding the amortization of prior period gains or losses from operating income or loss provides investors with additional information for comparison and analysis of our operating results.  Although we manage our non-operating retirement-related gains or losses separately from the operational performance of our business,

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	5

these gains or losses impact the overall profitability of our company and have historically increased or decreased over time, depending on plan amendments and market conditions and the resulting impact on the actuarial gains or losses in our pensions and other postretirement benefit plans.
We believe that excluding the year-to-date 2014 costs related to the early retirement of debt is appropriate because in conjunction with the debt redemption, we recognized in realized investment gains and losses a deferred gain from previously terminated derivatives which were associated with the hedge of this debt. The amount recognized as a realized investment gain, which basically offsets the cost of the debt redemption, is also excluded from our non-GAAP financial measures since we analyze our performance excluding amounts reported as realized investment gains or losses. We believe it provides investors with a more realistic view of our overall profitability if we are consistent in excluding both the cost of the retirement as well as the gain on the hedge of the debt.
We may at other times exclude certain other items from our discussion of financial ratios and metrics in order to enhance the understanding and comparability of our operational performance and the underlying fundamentals, but this exclusion is not an indication that similar items may not recur and does not replace net income or net loss as a measure of our overall profitability.
CONFERENCE CALL INFORMATION
Members of Unum Group senior management will host a conference call on Thursday, October 29, at 9:00 A.M. (Eastern Time) to discuss the results of operations for the third quarter. Topics may include forward-looking information such as the Company’s outlook on future results, trends in operations, and other material information.
The dial-in number for the conference call is (800) 289-0544 for U.S. and Canada (pass code 7553837). For international, the dial-in number is (913) 312-0654 (pass code 7553837). A live webcast of the call will also be available at www.investors.unum.com in a listen-only mode. It is recommended that webcast viewers access the “Investors” section of the Company’s website and opt-in to the webcast approximately 5-10 minutes prior to the start of the call. The Company will maintain a replay of the call on its website through Thursday, November 5. A replay of the call will also be available by dialing (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (International) - pass code 7553837.
In conjunction with today’s earnings announcement, the Company’s Statistical Supplement for the third quarter of 2015 is available on the “Investors” section of the Company’s website.
ABOUT UNUM GROUP
Unum (www.unum.com) is one of the leading providers of employee benefits products and services and the largest provider of disability insurance products in the United States and the United Kingdom.
SAFE HARBOR STATEMENT
Certain information in this press release constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those not based on historical information, but rather relate to our outlook, future operations, strategies, financial results, or other developments and speak only as of the date made. These forward-looking statements, including statements about anticipated growth in after-tax operating income per share, are

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	6

subject to numerous assumptions, risks, and uncertainties, many of which are beyond our control. The following factors, in addition to other factors mentioned from time to time, may cause actual results to differ materially from those contemplated by the forward-looking statements: (1) sustained periods of low interest rates; (2) fluctuation in insurance reserve liabilities and claim payments due to changes in claim incidence, recovery rates, mortality and morbidity rates, and policy benefit offsets due to, among other factors, the rate of unemployment and consumer confidence, the emergence of new diseases, epidemics, or pandemics, new trends and developments in medical treatments, the effectiveness of our claims operational processes, and changes in government programs; (3) unfavorable economic or business conditions, both domestic and foreign; (4) legislative, regulatory, or tax changes, both domestic and foreign, including the effect of potential legislation and increased regulation in the current political environment; (5) investment results, including, but not limited to, changes in interest rates, defaults, changes in credit spreads, impairments, and the lack of appropriate investments in the market which can be acquired to match our liabilities; (6) the failure of cyber or other information security systems, as well as the occurrence of events unanticipated in our disaster recovery systems; (7) increased competition from other insurers and financial services companies due to industry consolidation, new entrants to our markets, or other factors; (8) changes in our financial strength and credit ratings; (9) damage to our reputation due to, among other factors, regulatory investigations, legal proceedings, external events, and/or inadequate or failed internal controls and procedures; (10) actual experience that deviates from our assumptions used in pricing, underwriting, and reserving; (11) actual persistency and/or sales growth that is higher or lower than projected; (12) changes in demand for our products due to, among other factors, changes in societal attitudes, the rate of unemployment, consumer confidence, and/or legislative and regulatory changes, including healthcare reform; (13) effectiveness of our risk management program; (14) contingencies and the level and results of litigation; (15) availability of reinsurance in the market and the ability of our reinsurers to meet their obligations to us; (16) ineffectiveness of our derivatives hedging programs due to changes in the economic environment, counterparty risk, ratings downgrades, capital market volatility, changes in interest rates, and/or regulation; (17) changes in accounting standards, practices, or policies; (18) fluctuation in foreign currency exchange rates; (19) ability to generate sufficient internal liquidity and/or obtain external financing; (20) recoverability and/or realization of the carrying value of our intangible assets, long-lived assets, and deferred tax assets; and (21) terrorism, both within the U.S. and abroad, ongoing military actions, and heightened security measures in response to these types of threats.
For further discussion of risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Part I, Item 1A of our annual report on Form 10-K for the year ended December 31, 2014. The forward-looking statements in this press release are being made as of the date of this press release, and the Company expressly disclaims any obligation to update or revise any forward-looking statement contained herein, even if made available on our website or otherwise.
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UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	7

Unum Group
FINANCIAL HIGHLIGHTS
(Unaudited)

($ in millions, except share data)
	Three Months Ended September 30		Nine Months Ended September 30
	2015	2014	2015	2014
Operating Revenue	$2,684.4	$2,613.1	$8,050.0	$7,852.1
Net Realized Investment Gain (Loss)	(26.6)	1.2	(41.1)	33.4
Total Revenue	$2,657.8	$2,614.3	$8,008.9	$7,885.5

Operating Income	$328.5	$317.2	$971.7	$980.6
Net Realized Investment Gain (Loss)	(26.6)	1.2	(41.1)	33.4
Non-operating Retirement-related Loss	(3.0)	(1.4)	(8.9)	(4.2)
Costs Related to Early Retirement of Debt	—	—	—	(13.2)
Income Tax	(95.1)	(97.9)	(280.7)	(312.3)
Net Income	$203.8	$219.1	$641.0	$684.3

PER SHARE INFORMATION

Net Income Per Common Share
Basic	$0.83	$0.86	$2.58	$2.67
Assuming Dilution	$0.83	$0.86	$2.57	$2.66

Weighted Average Common Shares - Basic (000s)	245,400.0	253,586.1	248,372.9	256,573.6
Weighted Average Common Shares - Assuming Dilution (000s)	246,324.4	254,795.5	249,228.1	257,783.7
Outstanding Shares - (000s)			243,422.0	251,931.3

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended September 30
	2015		2014
		per share *		per share *
After-tax Operating Income	$223.0	$0.91	$219.1	$0.86
Net Realized Investment Gain (Loss), Net of Tax	(17.3)	(0.07)	0.9	—
Non-operating Retirement-related Loss, Net of Tax	(1.9)	(0.01)	(0.9)	—
Net Income	$203.8	$0.83	$219.1	$0.86

* Assuming Dilution

	September 30
	2015		2014
		per share		per share
Total Stockholders' Equity (Book Value)	$8,581.1	$35.25	$9,216.6	$36.58
Net Unrealized Gain on Securities	158.6	0.65	462.0	1.83
Net Gain on Cash Flow Hedges	405.1	1.66	383.5	1.52
Subtotal	8,017.4	32.94	8,371.1	33.23
Foreign Currency Translation Adjustment	(146.6)	(0.60)	(69.5)	(0.27)
Subtotal	8,164.0	33.54	8,440.6	33.50
Unrecognized Pension and Postretirement Benefit Costs	(395.1)	(1.62)	(227.4)	(0.91)
Total Stockholders' Equity, Excluding Accumulated Other Comprehensive Income	$8,559.1	$35.16	$8,668.0	$34.41

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	8